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                                                                       EXHIBIT A


                                  NEWS RELEASE


MERIDIAN NATIONAL CORPORATION              CONTACT:
805 CHICAGO STREET
TOLEDO, OH  43611                               WILLIAM D. FENIGER -
                                                  PRESIDENT AND CHIEF
                                                  EXECUTIVE OFFICER

                                                JOSEPH KLOBUCHAR, JR. -
                                                  VICE PRESIDENT FINANCE
                                                  AND CHIEF FINANCIAL OFFICER

                                                (419) 729-3918
                                                (419) 729-1217  TELEFAX


       MERIDIAN NATIONAL TO OFFER 50% OF ITS ENVIRONMENTAL UNIT
                        VIA AN INITIAL PUBLIC OFFERING


        TOLEDO, OHIO, September 18, 1995 - Meridian National Corporation (NASDAQ: MRCO, MRCOZ, MRCOW, MRCOP, MRCOL), announced today that it has signed a letter of intent with an underwriter and plans to offer to the public approximately 50% of its Environmental Unit, which includes Environmental Purification Industries Company (paint waste recycling) and Meridian Environmental Services, Inc. (acid waste recycling and disposal).

        Meridian expects to raise approximately $6 million before expenses through a public offering of approximately 1.2 million shares of Common Stock of a subsidiary to be newly formed prior to the offering. Proceeds of the offering are expected to be used principally to expand the environmental business through possible additional plants, new processing technologies and acquisitions.






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        Meridian National processes and distributes steel products and provides waste management services through the recycling and disposal of hazardous and non-hazardous wastes.

         This news release is not an offering, which can only be made by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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